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                                                                 EXHIBIT 21.1


                                  VERITY, INC.
                                  SUBSIDIARIES


Verity France SARL

Verity Germany GMBH

Verity U.K. Research and Development Limited

Verity Applications, Inc.

Verity Interactive SARL

Verity Canada, Limited

64K, Inc.